As filed with the Securities and Exchange Commission on September 7, 2006

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TURBINE TRUCK ENGINES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	59-3691650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1301 International Speedway Boulevard

Deland, Florida 32724

(Address of principal executive offices)

2006 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Michael Rouse, CEO	Copies to:
Turbine Truck Engines, Inc.	Melissa K. Rice, Esq.
1301 International Speedway Blvd.	Melissa K. Rice, P.A.
Deland, FL 32724	2801 Fruitville Road, Suite 160
386-943-8358	Sarasota, FL 34237
(Name, address & phone # of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock, $.001 par value	2,000,000	$.84	$1,680,000	$180.00

(1)	Represents shares issuable pursuant to agreement(s) for services rendered or to be rendered.
(2)	Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price in the market for the common stock on September 1, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The document containing the information specified in this Item 1 is filed herewith as Exhibit 10.1.

Item 2. Registrant Information and Employee Plan Annual Information

Not applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a)	The Registrant’s Annual Report on 10-KSB for the fiscal year ended December 31, 2005 which was filed with the Securities and Exchange Commission on March 28, 2006.

(b)	The Registrant’s Quarterly Reports on Form 10-QSB for the period ended June 30, 2006 and for the period ended March 31, 2006 which were filed with the Securities and Exchange Commission on August 11, 2006 and May 12, 2006, respectively.

(c)	All other reports which may be filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) immediately above.

(d)	Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company’s authorized capitalization is 99,000,000 shares of common stock, par value $.001 each and 1,000,000 shares of preferred stock, par value $.001 each. As of August 31, 2006, there are 12,438,019 shares of common stock issued and outstanding held by 140 shareholders of record. Holders of the Company’s common stock are entitled to one vote per share on matters submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members of the board of directors. The Company’s board of directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the Company of its shareholders and would dilute the book value of the common stock.

Shareholders have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Company has not paid cash dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5. Interests of Named Experts and Counsel

The law office of Melissa K. Rice, P.A. and Melissa K. Rice, Esq. has rendered legal services and prepared this Form S-8.

Pender Newkirk & Company LLP consents to the incorporation by reference of their report on the audited financial statements contained in the Form 10-KSB filed for the year ended December 31, 2005

Item 6. Indemnification of Directors and Officers

We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Delaware, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on behalf of the Registrant to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

To the extent permitted under Delaware statutes, the Registrant may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person’s current or former status as an officer or director of the corporation. We may indemnify our directors or officers if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

Further, in an action brought by us or in our right, if the person, after exhaustion of all appeals, is found to be liable to us, or if the person makes payment to us in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders; (2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

To the extent that our director or officer is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we may indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Nevada law also allows corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Our By-laws provide for the indemnification of its directors and officers to the maximum extent provided by law. It is the position of the SEC and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit	Description
5.1	Opinion of Melissa K. Rice, P.A.

10.1	2006 Incentive Compensation Plan

23.1	Consent of Pender Newkirk & Company LLP

23.2	Consent of Melissa K. Rice, P.A. (see Exhibit 5.1)

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time to shall be deemed to be the initial bona fide offering.

(3)	For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deland, State of Florida on August 31, 2006.

Turbine Truck Engines, Inc.

By:	/s/ Michael Rouse
Michael Rouse
Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Date: August 31, 2006	/s/ Michael Rouse
Michael Rouse
Principal Executive Officer and
Principal Financial Officer, Director

Date: August 31, 2006	/s/ Rebecca A. McDonald
Rebecca A. McDonald
Principal Accounting Officer

Date: August 31, 2006	/s/ James A. Teters, Jr.
James A. Teters, Jr.
President, Chief Operating Officer and Director

Date: August 31, 2006	/s/ Phyllis J. Rouse
Phyllis J. Rouse
VP, Secretary, Treasurer and Director